Exhibit 10.11

AMENDED AND RESTATED

CHANGE IN CONTROL AGREEMENT

THIS AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT (this “Agreement”) is made and entered into as of [●], 2026 (the “Effective Date”), by and among Georgia Banking Company, Inc., a bank holding company organized and existing under the laws of the State of Georgia (the “Company”), Georgia Banking Company, a bank organized under the laws of the State of Georgia and a wholly-owned subsidiary of the Company (the “Bank”, and together with the Company, the “Employer”), and [_______________] (the “Executive”). The Employer and the Executive are sometimes hereinafter referred to, collectively, as the “Parties” and, individually, as a “Party.”

WHEREAS, the Employer employs the Executive as a key employee of the Employer;

WHEREAS, the Employer desires to assure itself and the Executive of continuity of management and objective judgment in the event of a Change in Control of the Employer, and to induce the Executive to remain employed with the Employer;

WHEREAS, the Employer desires to provide certain compensation and benefits to the Executive in the event of the Executive’s Termination of Employment under certain circumstances in connection with a Change in Control; and

WHEREAS, the Employer and the Executive previously entered into a Change in Control Agreement dated as of ________, 202[●] (the “Prior Agreement”), which provided for certain compensation and benefits to the Executive in the event of the Executive’s Termination of Employment under certain circumstances in connection with a Change in Control, and this Agreement is intended to supersede the Prior Agreement, which will be null and void upon the Effective Date;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth and intending to be legally bound, the Company, the Bank and the Executive agree as follows:

1.            Term. This Agreement shall become effective as of the Effective Date and shall remain in effect until the first to occur of the following (the “Term”):

(a)            the Executive’s Termination of Employment under circumstances where Change in Control Benefits (as defined below) do not become payable;

(b)            the expiration of the Change in Control Protection Period in the absence of a Qualifying Termination of Employment (as defined below) therein; or

(c)            the time all Change in Control Benefits that may be payable to the Executive pursuant to Section 2 below have been paid in connection with a Qualifying Termination of Employment.

Except as otherwise provided herein, this Agreement shall terminate and have no further force or effect upon the occurrence of an event described in Section 1(a), (b), or (c), whichever is the first to occur.

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2.            Change in Control Benefits upon Termination of Employment.

2.1            Change in Control Benefits. If the Executive (i) experiences an involuntary Termination of Employment without Cause (and other than on account of the Executive’s death or Incapacity); or (ii) voluntarily resigns effecting a Termination of Employment for Good Reason, in either such case, during the Change in Control Protection Period (as defined in Section 24) (each, a “Qualifying Termination of Employment”), the Employer will pay to the Executive, or in the event of his subsequent death, to his designated beneficiary or beneficiaries, or, in the event the Executive has not designated any beneficiaries, to his estate, as the case may be, in cash in a lump sum, net of applicable tax withholdings, and subject to Section 2.2 and Section 25 below, as soon as administratively practicable and no later than sixty (60) days following the later of the date of the Executive’s Termination of Employment or the Change in Control:

(a)            an amount equal to the product of (x) _____ (__) multiplied by (y) the Executive’s annual base salary at the highest rate in effect in the twelve (12)-month period immediately preceding the Termination of Employment (at the rate in effect before any election by the Executive to defer the receipt of any such annual base salary); and

(b)            an amount equal to the product of (x) _____ (__) multiplied by (y) the average annual bonus paid to the Executive (including the amount of any such annual bonus that would have been paid with respect to such period but for Executive’s election to defer the receipt of such bonus) with respect to the three (3) calendar-year period immediately preceding the Termination of Employment, annualized for any partial year.

In addition to the foregoing payments, all of the Executive’s outstanding unvested options, restricted stock and other equity-based awards that would have vested based solely on the continued employment of the Executive shall become vested in full (with all outstanding performance-based awards converted first to service-based awards at target), as of the date the release described in Section 2.2 below becomes effective and non-revocable.

The payments and benefits in this Section 2.1, collectively, are referred to as the “Change in Control Benefits”.

2.2            Release Condition. Notwithstanding any other provision of this Agreement to the contrary, as a condition to receipt of the Change in Control Benefits, the Executive must execute a release agreement (the “Release”) in favor of the Employer and its Affiliates and their respective officers, directors, employees, agents, insurers, assigns and successors in interest (collectively, the “Releasees”), in such form as is supplied by and acceptable to the Employer, from any and all claims of the Executive arising or relating to the Executive’s employment with the Employer and/or the termination of that employment, and not timely revoke the Release during any revocation period provided pursuant to the terms of the Release, all within the sixty (60) days following the later of the Executive’s Termination of Employment or the Change in Control. The Employer shall provide the Release to the Executive immediately following the effective date of the later of the Executive’s Termination of Employment or the Change in Control. Notwithstanding the foregoing, should the sixty (60)-day period for executing the Release and not timely revoking the Release span more than one (1) calendar year, no Change in Control Benefits shall be paid or commence any sooner than the first day of the subsequent calendar year.

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2.3            Section 280G Parachute Payments.

(a)            Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Employer to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, or any successor provision thereto, (a “Parachute Payment”), then, prior to the making of any Payment to the Executive, a calculation shall be made comparing (i) the net after-tax benefit to the Executive of the Payment after payment of the Excise Tax to (ii) the net after-tax benefit to the Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). In that event, cash payments shall be modified or reduced first pro rata (first with respect to any cash payments that are not subject to Section 409A of the Code and then with respect to cash payments that are subject to Section 409A of the Code) and then any other benefits (in the same order as with respect to the cash benefits). The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to in clauses (i) and (ii) of the foregoing sentence shall be made by an independent accounting firm selected by the Employer, at the Employer’s expense, (the “Accountants”), and the Accountants shall provide detailed supporting calculations. Any determination by the Accountants shall be binding upon the Employer and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that Payments which the Executive was entitled to, but did not receive pursuant to this Section 2.3, could have been made without the imposition of the Excise Tax (“Underpayment”) or that Payments which the Executive did receive pursuant to Section 2.3 should not have been so paid (“Overpayment”). If the Employer determines that an Overpayment has been made, any such Overpayment must be treated for all purposes as a loan, to the extent permitted by applicable law, which the Executive must repay to the Company together with interest at the applicable federal rate under Code Section 7872(f)(2). If the Company determines that an Underpayment has occurred, the Accountants shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Executive no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the determination is made that the Underpayment has occurred.

(b)            Sections 4 through 8 of this Agreement contain restrictive covenants of the Executive to refrain from certain activities deemed harmful to the Company for a set period of time in exchange for the promises contained herein. If the Executive is deemed eligible to receive Payments under this Agreement that could be subject to the Excise Tax, the Employer shall seek a valuation from the Accountants to determine the value of the covenant contained in Sections 4 through 8 of this Agreement and such amount shall be allocated to such arrangement and be excluded from treatment as a Parachute Payment. For the avoidance of doubt, it is the intention of this Agreement that the value assigned to the covenants contained in Sections 4 through 8 of this Agreement by the Accountants not be considered a Parachute Payment for purposes of this Section 2.3.

(c)            In addition, if any portion of the Parachute Payments would be subject to the Excise Tax imposed by Section 4999 of the Code, after allocation of Payments to the Executive’s covenants contained in Sections 4 through 8 as described below, then to the extent reasonably practicable and permitted by applicable law, upon the written request of the Executive, the Employer shall (i) use all commercially reasonable efforts to obtain stockholder approval in accordance with Section 280G of the Code with respect to any Payments or benefits that the Executive elects to waive and subject the Executive’s right to receive to approval by the stockholders of the Company; and (ii) to the extent such approval is not obtained or is not requested, consult with the Executive prior to reducing any particular Parachute Payments in order to afford the Executive the opportunity to waive other Parachute Payments, to the extent permitted by Section 409A of the Code.

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(d)            Any determination required under this Section 2.3 shall be made in writing in good faith by the Accountants. The Employer and the Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 2.3. For purposes of making the calculations and determinations required by this Section 2.3, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Employer and the Executive. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 2.3.

(e)            The Executive and the Company shall reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for the Excise Tax.

2.4            Clawback. The Executive agrees to repay the gross amount (before any withholdings) of any payment of the Change in Control Benefits or the portion thereof previously paid or otherwise made available to the Executive under this Agreement, and rescind any vesting of equity awards awarded in connection with the Change in Control Benefits or the portion thereof and return the shares or the value thereof resulting from that vesting, that are subject to recovery under any applicable law (including any rule of any exchange or service through which the securities of the Employer are then traded) or any compensation recoupment policy the Company or its Affiliates may adopt from time to time, including, but not limited to, the following circumstances:

(a)            where such compensation was in excess of what should have been paid or made available because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of the Employer;

(b)            where such compensation constitutes “excessive compensation” within the meaning of 12 C.F.R. Part 30, Appendix A;

(c)            where the Executive has committed, is substantially responsible for, or has violated, the respective acts, omissions, conditions, or offenses outlined under 12 C.F.R. Section 359.4(a)(4); and

(d)            if the Bank becomes, and for so long as the Bank remains, subject to the provisions of 12 U.S.C. Section 1831(f), where such compensation exceeds the restrictions imposed on the senior executive officers of such an institution.

The Executive agrees to return within sixty (60) days, or within any earlier timeframe required by applicable law or by any of the Employer’s recoupment policies, any such compensation payments and/or rescind any such vesting of equity awards and return the shares or the value thereof resulting from that vesting, that the Employer identifies by written notice provided pursuant to Section 12. If the Executive fails to return such compensation or shares or value thereof within the applicable time period, the Executive agrees that the amount of such compensation and/or the value of such shares may be deducted from any and all other compensation owed to the Executive by the Employer. If the Executive is then employed by the Employer, the Executive acknowledges that the Employer may take appropriate disciplinary action (up to, and including, Termination of Employment) if the Executive fails to return such compensation and/or the value of such shares. The Executive acknowledges the Employer’s rights to engage in any legal or equitable action or proceeding in order to enforce the provisions of this Section 2.4. The provisions of this Section 2.4 shall be modified to the extent, and remain in effect for the period, required by applicable law.

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2.5          Regulatory Limitations.

(a)            If the Executive is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (the “FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Employer under this Agreement shall terminate, as of the effective date of such order, except for the payment of annual base salary due and owing on the effective date of said order, and reimbursement of reasonable expenses incurred prior to the effective date of termination that are reimbursable under the Employer’s applicable expense reimbursement policy.

(b)            If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of the Employer under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer shall reinstate any of its obligations which were suspended to the extent permitted by applicable law.

(c)            If the Employer is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but the vested rights of the Parties shall not be affected.

(d)            If the Federal Deposit Insurance Corporation (the “FDIC”) is appointed receiver or conservator under Section 11(c) of the FDIA (12 U.S.C. 1821(c)) of the Employer or any depository institution controlled by the Employer, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such receivership or conservatorship, other than any rights of the Executive that vested prior to such appointment. To the extent the Employer is or encompasses a depository institution, any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(e)            If the FDIC provides open bank assistance under Section 13(c) of the FDIA (12 U.S.C. 1823(c)) to the Employer or any depository institution controlled by the Employer, excluding any such assistance provided to the industry generally, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such assistance, other than any rights of the Executive that vested prior to the FDIC action. To the extent the Employer is or encompasses a depository institution, any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(f)            If the FDIC requires a transaction under Section 13(f) or 13(k) of the FDIA (12 U.S.C. 1823(f) and (k)) by the Employer or any depository institution controlled by the Employer, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such transaction, other than any rights of the Executive that vested prior to the transaction. To the extent the Employer is or encompasses a depository institution, any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

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(g)            Notwithstanding the timing for the payment or delivery of any Change in Control Benefits described in this Agreement, no such Change in Control Benefits shall be paid or become effective, as applicable, that require the concurrence or consent of the appropriate federal banking agency of the Employer pursuant to 12 C.F.R. Section 359 prior to the receipt of such concurrence or consent. The Employer shall have the obligation to submit an application to pay or deliver such Change in Control Benefits to the appropriate federal banking agency within fifteen (15) business days of the Executive’s right to such payment arising and shall provide a copy of such application to the Executive. Any payments suspended by operation of this Section 2.5(g) shall be paid as a lump sum within thirty (30) days following receipt of the concurrence or consent of the appropriate federal banking agency of the Employer or as otherwise directed by such federal banking agency.

(h)            All obligations under this Agreement are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state banking laws and are intended to be applied in a manner that complies with Section 409A of the Code.

2.6            Accrued Obligations. Notwithstanding any other provision of this Agreement, upon the Executive’s Termination of Employment, regardless of the reason, the Executive shall be entitled to receive the following accrued obligations: (i) the Executive’s base salary through the Executive’s Termination of Employment which remains unpaid; (ii) the amount, if any, of any annual bonus or incentive compensation with respect to any completed fiscal year of the Employer which has vested and not yet been paid; (iii) reimbursement of reasonable expenses incurred before the Executive’s Termination of Employment which remain unpaid; (iv) any vested benefits or amounts which pursuant to the terms of any plans, policies or programs subject to ERISA that have become earned, vested and payable but which have not yet been paid or delivered; and (v) payment of any accrued but unused vacation and sick leave and other accrued benefits that are payable to the Executive pursuant to the terms of such plans. Those accrued obligations will be paid in a lump sum no later than thirty (30) days following the Executive’s Termination of Employment, except for the vested benefits and amounts in clauses (iv) and (v) above, which shall be paid in accordance with the terms of such plans, policies or programs.

3.            Tax Withholding. The Employer shall be entitled to withhold appropriate employment and income taxes, if required by applicable law, from the Change in Control Benefits that may become payable or deliverable under this Agreement.

4.            Employer Information.

4.1            Ownership of Employer Information. All Employer Information received or developed by the Executive or by the Employer while the Executive is employed by the Employer will remain the sole and exclusive property of the Employer.

4.2            Obligations of the Executive. The Executive agrees:

(a)            to hold Employer Information in strictest confidence;

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(b)            not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments of Employer Information to any unauthorized recipient; and

(c)            in any event, not to take any action causing, or fail to take any action necessary in order to prevent, any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.

This Section 4.2 shall survive for a period of one (1) year following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets.

4.3           Permitted Disclosures. Notwithstanding anything in this Agreement to the contrary, (i) nothing in this Agreement, including, but not limited to, the Release or other agreement, prohibits the Executive from reporting possible violations of law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General (the “Government Agencies”), or communicating with Government Agencies or otherwise participating in any investigations or proceedings that may be conducted by Government Agencies, including providing documents or other information; (ii) the Executive does not need the prior authorization of the Employer to take any action described in (i), and the Executive is not required to notify the Employer that he has taken any action described in (i); and (iii) neither this Agreement nor the Release limits the Executive’s right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. Further, notwithstanding the foregoing, the Executive will not be held criminally or civilly liable under any federal, state or local trade secret law for the disclosure of a Trade Secret that (A) is made (I) in confidence to a federal, state or local official, either directly or indirectly, or to an attorney; and (II) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, if the Executive is suing the Employer for retaliation based on the reporting of a suspected violation of law, he may disclose a Trade Secret to his attorney and use the Trade Secret information in the court proceeding, so long as any document containing the Trade Secret is filed under seal and the Executive does not disclose the Trade Secret except pursuant to court order. This Section 4.3 shall survive for a period of one (1) year following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets.

4.4           Delivery upon Request or Termination. Upon request by the Employer, and/or in the event of the Executive’s Termination of Employment with the Employer, regardless of the reason, the Executive will promptly deliver to the Employer all property belonging to the Employer and its Affiliates, including, without limitation, all Employer Information then in the Executive’s possession or control.

5.            Non-Competition. The Executive agrees that during the Executive’s employment by the Employer, and in the event of the Executive’s Termination of Employment, regardless of the reason, for a period of twelve (12) months thereafter, the Executive covenants and agrees that the Executive shall not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, perform for any Competing Business any services which are the same as or essentially the same as the services the Executive provided for the Employer. The Executive acknowledges that the Employer conducts its business within the Area, that the Executive will perform services for and on behalf of the Employer within the Area, and that this Section 5 (and the definition of the Area) is a reasonable limitation on the Executive’s ability to compete with the Employer.

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6.            Non-Solicitation of Customers. The Executive agrees that during the Executive’s employment by the Employer, and in the event of the Executive’s Termination of Employment, regardless of the reason, for a period of twelve (12) months thereafter, the Executive covenants and agrees that the Executive will not (except on behalf of or with the prior written consent of the Employer) on the Executive’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Employer’s customers, correspondents or other sources of or purchasers of loans of the Employer, including prospective customers or prospects actively sought by the Employer, with whom the Executive has or had material contact during the last two (2) years of the Executive’s employment with the Employer, for purposes of providing products or services that are competitive with those provided by the Employer.

7.            Non-Solicitation of Employees. The Executive agrees that during the Executive’s employment by the Employer, and in the event of the Executive’s Termination of Employment, regardless of the reason, for a period of twelve (12) months thereafter, the Executive covenants and agrees that the Executive will not (except on behalf of or with the prior written consent of the Employer) on the Executive’s own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of the Employer with whom the Executive had material contact during the last two (2) years of the Executive’s employment, whether or not such employee is a full-time employee or a temporary employee of the Employer, such employment is pursuant to written agreement, for a determined period, or at will.

8.            Mutual Non-Disparagement. The Employer agrees that during the Term and for a period of twelve (12) months thereafter, the Employer will not issue any statement (written or oral) that could reasonably be perceived as disparaging to the Executive. The Executive agrees that during the Term and for a period of twelve (12) months thereafter, he will not make any statement (written or oral) that could reasonably be perceived as disparaging to the Employer or any Person that he reasonably should know is an Affiliate of the Employer.

9.            Remedies. The Executive agrees that the covenants contained in Sections 4 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer, and that irreparable loss and damage will be suffered by the Employer should the Executive breach any of the covenants. Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. Furthermore, in addition to any other remedies, the Executive agrees that any violation of the covenants in Sections 4 through 8 will result in the immediate forfeiture of any remaining payment that otherwise is or may become due under this Agreement, if applicable. The Executive further agrees that should he breach any of the covenants contained in Sections 4 through 8 of this Agreement, no further amounts will be paid to the Executive pursuant to this Agreement and the Executive shall repay to the Employer the gross amounts (before withholdings) of any amounts previously received by the Executive pursuant to this Agreement that are attributable to that portion of the payments paid for the period during which the Executive was in breach of any of the covenants contained in Sections 4 through 8 of this Agreement. The Employer and the Executive agree that all remedies available to the Employer or the Executive, as applicable, shall be cumulative.

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10.          Severability. The Parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, the law or public policy.

11.          No Set-Off by the Executive. The existence of any claim, demand, action or cause of action by the Executive against the Employer whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

12.          Notice. All notices, requests, waivers and other communications required or permitted hereunder shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

If to the Employer:	Georgia Banking Company, Inc.
Attn: Chief Executive Officer
1776 Peachtree Street NW, Suite 300
Atlanta, Georgia 30309

If to the Executive:	____________
____________
____________

or such other address or to the attention of such other Persons as the recipient Party shall have specified by prior written notice to the sending Party. All such notices, requests, waivers and other communications shall be deemed to have been effectively given: (i) when personally delivered to the Party to be notified; (ii) when sent by confirmed facsimile to the Party to be notified; (iii) five (5) business days after deposit in the United States Mail postage prepaid by certified or registered mail with return receipt requested at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise (in which case such notice, request, waiver or other communication shall be effectively given upon receipt) and addressed to the Party to be notified as set forth above; or (iv) two (2) business days after deposit with a national overnight delivery service, postage prepaid, addressed to the Party to be notified as set forth above with next-business-day delivery guaranteed. A Party may change its or his notice address given above by giving the other Party ten (10) days’ written notice of the new address in the manner set forth in this Section 12.

13.          Continued Employment. Nothing herein shall entitle the Executive to continued employment with the Employer nor any of its Affiliates or to continued tenure in any specific office or position or level of compensation. The Executive’s employment with the Employer shall be terminable at the will of the Employer, with or without Cause, subject to the terms of this Agreement and any other written agreement as may be in effect between the parties.

14.          Assignment. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer, as applicable, including without limitation, a purchaser of all or substantially all the assets of the Employer. If this Agreement is assigned pursuant to the foregoing sentence, the assignment shall be by novation and the Employer shall have no further liability hereunder, and the successor or assign, as applicable, shall become the “Employer” hereunder, but the Executive will not be deemed to have experienced a Termination of Employment by virtue of such assignment. This Agreement is a personal contract and the rights and interest of the Executive may not be assigned by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

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15.          Waiver. A waiver by one Party to this Agreement of any breach of this Agreement by any other Party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

16.          Applicable Law and Choice of Forum. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Georgia, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. The Parties agree that any appropriate state court located in Fulton County, Georgia or federal court for the Northern District of Georgia shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The Parties consent and waive any objection to the jurisdiction or venue of such courts.

17.          Mitigation. The Executive shall not be required to mitigate the amount of any Payment the Employer becomes obligated to make to the Executive in connection with this Agreement, by seeking other employment or otherwise. The amount of any Payment provided for in this Agreement shall not be reduced, offset or subject to recovery by the Employer by reason of any compensation earned by the Executive as the result of employment by another employer after any Termination of Employment, or otherwise.

18.          Interpretation. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms “herein,” “hereunder,” “hereby,” “hereto,” “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

19.          Entire Agreement. This Agreement embodies the entire and final agreement of the Parties on the subject matter stated in this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by all Parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

20.          Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any Person, other than the Parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21.          Amendment/Termination. This Agreement may not be modified, amended, supplemented or terminated except by a written agreement between the Employer and the Executive.

22.          Survival. The provisions of Sections 2.4, 2.5 and 3 through 24 of this Agreement shall survive, as necessary, the expiration of the term of this Agreement or any other termination of this Agreement.

23.          Confidentiality. The Executive represents and agrees that the Executive will keep the terms, amount, value, and nature of consideration paid to the Executive, and the fact of this Agreement completely confidential, and that the Executive will not hereafter disclose any information concerning this Agreement to anyone other than the Executive’s immediate family and professional representatives who will be informed of and bound by this confidentiality clause.

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24.         Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meanings set forth below:

(a)            “Affiliate” shall mean any entity which controls, is controlled by, or is under common control with another entity. For this purpose, “control” means ownership of more than fifty percent (50%) of the ordinary voting power or value of the outstanding equity securities of an entity.

(b)            “Area” shall mean the Atlanta-Sandy Springs-Roswell, Georgia Metropolitan Statistical Area. It is the express intent of the Parties that the Area as defined herein is the area where the Executive performs services on behalf of the Employer under this Agreement. In the event that the Employer expands the geographic reach of its business, the definition of Area shall expand to include the additional territory.

(c)            “Board of Directors” shall mean the board of directors of the Bank or the Company or both, as the context indicates, and, where appropriate, includes any committee thereof or other designee.

(d)            “Business of the Employer” shall mean the business conducted by the Employer, which is the business of commercial and consumer banking.

(e)            “Cause” shall mean:

(1)            a material breach of the terms of this Agreement by the Executive not cured by the Executive within twenty (20) business days after his receipt of the Employer’s written notice thereof, including, without limitation, a material failure by the Executive to perform the Executive’s duties and responsibilities in the manner and to the extent required under this Agreement which the Board of Directors believes does or is likely to result in material harm to the Employer or any of its Affiliates;

(2)            any act by the Executive of fraud against, material misappropriation from, or material dishonesty to either the Company or the Bank which the Board of Directors believes does or is likely to result in material harm to the Employer or any of its Affiliates;

(3)            conviction of the Executive of a crime involving breach of trust or moral turpitude or any felony;

(4)            conduct by the Executive that amounts to willful misconduct, gross and willful insubordination, gross neglect or inattention to or any intentional material failure to perform the Executive’s duties and responsibilities hereunder, including prolonged absences without the written consent of the Board of Directors; provided that the nature of such conduct shall be set forth with reasonable particularity in a written notice to the Executive who shall have ten (10) days following delivery of such notice to cure such alleged conduct, provided that such conduct is, in the reasonable discretion of the Board of Directors, susceptible to a cure;

(5)            the exhibition by the Executive of a standard of behavior within the scope of or related to his employment that is materially disruptive to the orderly conduct of the Employer’s business operations (including, without limitation, substance abuse, sexual harassment or sexual misconduct);

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(6)            receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal regulatory action against the Executive; or

(7)            the Executive’s removal and/or permanent prohibition from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(4) and (g)(1)).

(f)            “Change in Control” shall mean if, at any time after the Effective Date, any of the following events shall have occurred:

(1)            Any Person becomes a beneficial owner (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the total voting power of the outstanding voting securities of the Company; provided, however, that the event described in this Subsection (f)(1) will not be deemed a Change in Control by virtue of any holdings or acquisitions: (i) by the Company or any of its subsidiaries, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries; provided that such holdings or acquisitions by any such plan (other than any plan maintained under Section 401(k) of the Code) or related trust do not exceed fifty percent (50%) of the total voting power of the then outstanding voting securities of the Company, (iii) by any underwriter temporarily holding securities of the Company pursuant to an offering of such securities or (iv) pursuant to a Non-Qualifying Transaction (as defined below);

(2)            The consummation of a merger, consolidation, statutory share exchange or similar transaction that requires adoption by the Company’s shareholders (a “Business Combination”), unless immediately following such Business Combination: (i) more than fifty percent (50%) of the total voting power of the outstanding voting securities of the corporation resulting from such Business Combination (the “Surviving Corporation”), or, if applicable, the ultimate parent corporation that, directly or indirectly, has beneficial ownership (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), of one hundred percent (100%) of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by securities that were outstanding immediately before such Business Combination (or, if applicable, is represented by shares into which such voting securities were converted pursuant to such Business Combination), and (ii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination are Incumbent Directors (as defined below) at the time the Board of Directors approved the execution of the agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i) and (ii) above will be deemed a “Non-Qualifying Transaction”);

(3)            Consummation of a plan of liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets, in either event other than a Non-Qualifying Transaction; or

(4)            During any twelve (12)-month period, Incumbent Directors cease to constitute a majority of the members of the Board of Directors.

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For purposes of this Section 24(e), the term “Incumbent Director” means, as of any date of determination, an individual who is either (i) a member of the Board of Directors as of the Effective Date or (ii) a member who becomes a member of the Board of Directors subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least sixty percent (60%) of the then incumbent board (either by a specific vote or by approval of the proxy statement of the Company in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

Notwithstanding the foregoing, none of the foregoing events will constitute a “Change in Control” unless the event qualifies as a change in the ownership or effective control of the Company, or in a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code.

(g)            “Change in Control Protection Period” shall mean the period beginning six (6) months prior to and ending twelve (12) months after the closing of a Change in Control.

(h)            “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i)            “Competing Business” shall mean any entity (other than the Employer and its Affiliates) that is conducting business that is the same or substantially the same as the Business of the Employer.

(j)            “Confidential Information” shall mean data and information relating to the business of the Employer and its Affiliates (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Employer and its Affiliates and which has value to the Employer and its Affiliates and is not generally known to its competitors. Confidential Information shall not include any data or information (i) that has been voluntarily disclosed to the public by the Employer or its Affiliates, provided that such public disclosure shall not be deemed to be voluntary when made without authorization by the Executive or any other employee of Employer, (ii) that has been independently developed and disclosed by others, or (iii) that otherwise enters the public domain through lawful means.

(k)            “Employer Information” shall mean, collectively, Confidential Information and Trade Secrets.

(l)            “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(m)            “Good Reason” shall mean any of the following which occurs on or after the Effective Date:

(1)            a material reduction of the Executive’s annual base salary or annual bonus opportunity from its then current rate without the Executive’s consent, other than a reduction that also is applied to substantially all other executive officers of the Employer and the Executive’s reduction is substantially proportionate to, or no greater than, the reduction applied to substantially all other executive officers;

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(2)            a material diminution in the authority, responsibilities or duties of the Executive as in effect immediately after the Effective Date, or the assignment to the Executive of duties that are materially inconsistent with Executive’s authority, duties or responsibilities as in effect immediately after the Effective Date, in either case without the Executive’s consent;

(3)            the relocation of the Executive to any principal place of employment other than Atlanta, Georgia, or any requirement that the Executive relocate his residence other than to the Atlanta, Georgia metropolitan area, without the Executive’s express written consent to either such relocation; or

(4)            any material failure by the Company or the Bank to comply with the terms of this Agreement;

provided, however, that in each case of the above, the Executive must provide written notice to the Employer of the occurrence of such action within sixty (60) days after the action first occurs, and the Executive shall only have Good Reason to terminate his employment if the Employer fails to correct such action within thirty (30) days following receipt of such notice. If the Employer does so fail to correct such action, the Executive must give the Employer at least twenty (20) business days advance written notice of the Executive’s effective date of resignation due to such Good Reason, and the Executive must terminate his employment within ninety (90) days after the Employer fails to correct such action.

(n)            “Incapacity” shall mean the inability of the Executive to perform the essential functions of the Executive’s title and position, with or without reasonable accommodation, for a period of ninety (90) days in any consecutive rolling one hundred eighty (180)-day period.

(o)            “Person” shall mean any individual, corporation, bank, credit union, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(p)            “Termination of Employment” shall mean a termination of the Executive’s employment where either (i) the Executive has ceased to perform any services for the Employer and all affiliated companies that, together with the Employer, constitute the “service recipient” within the meaning of Section 409A of the Code and the regulations thereunder (collectively, the “Service Recipient”) or (ii) the level of bona fide services the Executive performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) permanently decreases (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the Executive retains a right to reemployment with the Service Recipient under an applicable statute or by contract) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36)-month period (or the full period of service if the Executive has been providing services to the Service Recipient for less than thirty-six (36) months). Termination of Employment shall be construed consistent with the definition of a “separation from service” within the meaning of Section 409A of the Code.

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(q)            “Trade Secrets” shall mean the Employer’s or its Affiliates’ information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(1)            derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use; and

(2)            is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

25.            Deferred Compensation. It is intended that any payment or benefit which the Executive is to be paid or provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance.  Accordingly, notwithstanding any other provision of this Agreement, the Employer is authorized to amend this Agreement to amend or void any election made by the Executive under this Agreement and/or to accelerate or delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be reasonably necessary or appropriate to comply, or to evidence or further evidence required compliance, with Section 409A of the Code.  Neither the Employer nor the Executive shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A of the Code.  For purposes of this Agreement, (i) all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code, and (ii) termination of employment shall mean a “separation from service” within the meaning of Section 409A of the Code.  In addition, any payments made under this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Any remaining payments under this Agreement are intended to qualify for the exclusion for separation pay plans under Treasury Regulation § 1.409A-1(b)(9) to the maximum extent applicable. Nevertheless, if the Executive is deemed on the date of separation from service with the Employer to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Employer from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed for six (6) months in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit shall be paid on the earlier of (i) the first day of the seventh (7th) month measured from the date of Executive’s separation from service or (ii) the date of Executive’s death. In the case of benefits required to be delayed under Section 409A of the Code, Executive may pay the cost of benefit coverage, and thereby obtain benefits, during such six (6) month delay period and then be reimbursed by the Company thereafter on the first day of the seventh (7th) month following the date of Executive’s separation from service or, if earlier, on the date of Executive’s death. Additionally, notwithstanding anything in this Agreement to the contrary, if any payment or benefit that constitutes nonqualified deferred compensation subject to Section 409A is conditioned upon the Executive’s execution, delivery, and non-revocation of a release of claims or separation agreement, and the period during which Executive may consider, execute, or revoke such release or separation agreement begins in one taxable year and ends in the following taxable year, then such payment or benefit shall be made or commence in the second taxable year, regardless of the year in which Executive actually executes and delivers the release or separation agreement. In all events, payment shall not be made or commence until the release or separation agreement has become effective and irrevocable. To the extent any reimbursement, in-kind benefit, or similar payment under this Agreement constitutes nonqualified deferred compensation subject to Section 409A: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) reimbursement shall be made no later than the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Notwithstanding any other provision of this Agreement, neither the Employer nor its subsidiaries or Affiliates shall be liable to the Executive or any other Person if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Section 409A of the Code fails to comply with, or be exempt from, the requirements of Section 409A of the Code.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Company and the Bank has caused this Agreement to be signed by its duly authorized officer and the Executive has affixed Executive’s signature hereto as of the date first shown above.

GEORGIA BANKING COMPANY, INC.:

By:
Name:
Title:

GEORGIA BANKING COMPANY:

By:
Name:
Title:

EXECUTIVE:

[_____]

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